Exhibit 5.2
NÖRR STIEFENHOFER LUTZ
RECHTSANWÄLTE STEUERBERATER WIRTSCHAFTSPRÜFER • PARTNERSCHAFT

Fresenius Medical Care AG & Co. KGaA	Dr. Holger Alfes, LL.M.
Fresenius Medical Care Deutschland GmbH	Rechtsanwalt
Else-Kröner-Strasse 1	Friedrichstraße 2-6
61352 Bad Homburg	D-60323 Frankfurt am Main
Germany	Direct Dial: +49 (0) 69 971477 231
Telephone: +49 (0) 69 971477 0
Telefax: +49 (0) 69 971477 100
Holger.Alfes@noerr.com
Frankfurt am Main, December 3, 2007
Ladies and Gentlemen:
We have acted as special German counsel to Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (“Fresenius Medical Care”) and to Fresenius Medical Care Deutschland (“D-GmbH”) in connection with the exchange offer (the “Exchange Offer”) for the 6 7/8 % Senior Noted due 2017 issued by FMC Finance III S.A. (“FMC Finance”) on July 2, 2007 (the “Notes”). In the course of the Exchange Offer, the Notes shall be exchanged for new notes (the “New Notes”), and the guarantees of the Notes issued by Fresenius Medical Care and certain group companies of Fresenius Medical Care, including D-GmbH, shall be exchanged for new note guarantees (the “New Note Guarantees”, and collectively with the New Notes, the “New Securities”). Each of the New Securities shall be registered with the Securities and Exchange Commission on the basis of a registration statement on Form F-4 (the “Registration Statement”), being filed by FMC Finance, Fresenius Medical Care and the other issuers of the New Note Guarantees with the Securities and Exchange Commission on or about the date of this opinion under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

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In connection with this matter, we are familiar with the proceedings taken by Fresenius Medical Care and D-GmbH in connection with the issuance of the New Securities. We assume that (i) each of the New Securities to be executed by Fresenius Medical Care will be signed either by two members of the management board (Mitglieder des Vorstands) of the general partner of Fresenius Medical Care, Fresenius Medical Care Management AG, or by one member of the management board of the general partner together with a director of Fresenius Medical Care being authorized thereto (Prokurist) and (ii) each of the New Securities to be executed by D-GmbH will be signed either by two managing directors (Geschäftsführer) of D-GmbH or by one managing director together with a Prokurist.
In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Articles of Association of each of Fresenius Medical Care and D-GmbH as currently in effect, (iii) an excerpt from the commercial register with respect to each of Fresenius Medical Care and D-GmbH, (iv) a draft of the New Note Guarantees, (v) and such other records and documents we considered appropriate. In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the authority and power of attorney of the persons signing the aforesaid documents and agreements, the authenticity of all documents submitted to us a originals and the conformity with originals of all documents submitted to us as certified copies or photocopies. As to relevant factual matters, we have relied upon, among other things, factual representations of officers and other representatives of Fresenius Medical Care and D-GmbH. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.
On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:
(i)	Fresenius Medical Care is a partnership limited by shares (Kommanditgesellschaft auf Aktien) duly registered with the commercial register at the local court Hof an der Saale, Germany, and validly existing under the laws of the Federal Republic of Germany;

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(ii)	D-GmbH is a company with limited liability (Gesellschaft mit beschrankter Haftung) duly registered with the commercial register at the local court Bad Homburg, Germany, and validly existing under the laws of the Federal Republic of Germany; and

(iii)	under the laws of the Federal Republic of Germany, when executed in accordance with the procedure described above and issued in the manner described in the Registration Statement the New Note Guarantees will be duly authorized by all necessary corporate action of, and validly issued by, each of Fresenius Medical Care and D-GmbH.
The law covered by this opinion is limited to the present law of the Federal Republic of Germany. We express no opinion as to the laws of any other jurisdiction.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Enforcing Civil Liabilities” and “Legal Matters” of the prospectus contained in part 1 of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.
This opinion is furnished by us as special counsel to Fresenius Medical Care and D-GmbH and may be relied upon by you only in connection with the Registration Statement. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent.
Sincerely yours,
NÖRR STIEFENHOFER LUTZ • Partnerschaft
/s/ Dr. Holger Alfes
Dr. Holger Alfes, LL.M.
Rechtsanwalt